Exhibit 2

Interest in Securities of the Issuer Table

Schedule 13D Entities and Persons 1 /	Aggregate Number of Shares of Common Stock Beneficially Owned	Percentage Outstanding Common Stock	Number of Shares of Common Stock as to Which a Schedule 13D Entity and Person has
			Sole Power to Vote	Shared Power to Vote	Sole Power to Dispose	Shared Power to Dispose
Walton Enterprises, LLC 2 / 3 /	3,606,663,095	44.90%	3,606,663,095	0	3,002,673,393	0
Walton Family Holdings Trust 2 / 3 /	603,989,702	7.52%	0	0	603,989,702	0
WELLCO Mgmt Trust #1	0	0.00%	0	0	0	0
WELLCO Mgmt Trust #2	0	0.00%	0	0	0	0
WELLCO Mgmt Trust #3	0	0.00%	0	0	0	0
WELLCO Mgmt Trust #4	0	0.00%	0	0	0	0
Carrie Walton Penner	1,448,634	0.02%	1,448,634	0	1,448,634	0
Alice Proietti	708,660	0.01%	708,660	0	708,660	0
Alice L. Walton	20,245,740	0.25%	20,245,740	0	20,245,740	0
Benjamin S. Walton	1,357,974	0.02%	1,357,974	0	1,357,974	0
James M. Walton	707,304	0.01%	707,304	0	707,304	0
Jim C. Walton	31,521,372	0.39%	31,521,372	0	31,521,372	0
Lukas T. Walton	54,822	0.00%	54,822	0	54,822	0
S. Robson Walton	7,029,557	0.09%	7,029,557	0	7,029,557	0
Samuel R. Walton	0	0.00%	0	0	0	0
Steuart L. Walton 4 /	168,510	0.00%	168,510	0	168,510	0
Thomas L. Walton	166,254	0.00%	166,254	0	166,254	0

1 / For each individual, consists of shares directly held by such individual unless otherwise noted.

2 / The number and percentage of shares of Common Stock shown in the table as beneficially owned by Walton Enterprises represent (a) 3,002,673,393 shares held by Walton Enterprises and (b) 603,989,702 shares of Common Stock held by WFHT, as to which Walton Enterprises has sole voting power pursuant to an irrevocable proxy granted by WFHT to Walton Enterprises.

3 / With respect to Walton Enterprises, voting and dispositive power over all of the shares held thereby is exercised by the managing members thereof (acting by majority vote). With respect to WFHT, dispositive power over all of the shares held thereby is exercised by the trustees thereof (acting by majority vote), and voting power over all of the shares held thereby is exercised by Walton Enterprises (acting by the majority vote of its managing members) pursuant to the irrevocable proxy described above.

4 / The number and percentage of shares of Common Stock shown in the table as beneficially owned by Steuart L. Walton represent 93,654 shares held directly by Steuart L. Walton and 74,856 deferred stock units representing shares received as part of the Issuer’s director compensation.